Exhibit 3.1

SECOND AMENDMENT TO THE
SECOND AMENDED AND RESTATED BYLAWS
OF
SONIDA SENIOR LIVING, INC.

(Effective as of March 26, 2024)

The Second Amended and Restated Bylaws, as amended (the “Bylaws”), of Sonida Senior Living, Inc., a Delaware corporation, are hereby amended to add the following new Section 9.11:

9.11. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee or agent of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or these bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee or agent of the Corporation governed by the internal affairs doctrine shall be the federal district court for the District of Delaware (or, if the federal district court for the District of Delaware does not have jurisdiction, the Court of Chancery of the State of Delaware).

IN WITNESS WHEREOF, the undersigned Secretary of Sonida Senior Living, Inc. certifies that the foregoing amendment to the Bylaws was duly adopted by the Board of Directors of Sonida Senior Living, Inc.

SONIDA SENIOR LIVING, INC.

By: /s/ David R. Brickman
Name: David R. Brickman
Title: Senior Vice President, Secretary and
General Counsel